UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 2, 2005

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices, including zip code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 2, 2005, the Board of Directors of Dolby Laboratories, Inc. amended and restated the Dolby Laboratories, Inc. Senior Executive Supplemental Retirement Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan, pursuant to which certain employees, including executive officers, designated by the Board of Directors receive retirement income benefits in addition to the benefits provided under Dolby’s tax-qualified retirement plans. The Plan was amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended. In addition, the Plan was amended to provide that participants’ accounts under the Plan may be distributed in a lump sum or in up to ten annual installments. The effective date of the amendment and restatement of the Plan is January 1, 2005.

Item 1.02	Termination of a Material Definitive Agreement.

On August 2, 2005, the Board of Directors of Dolby Laboratories, Inc. terminated the Plan. As a result of the termination of the Plan, no additional amounts will be credited to participants under the Plan. Amounts already credited to participants under the Plan will remain subject to the terms and conditions of the Plan and will continue to be credited with gains and losses based on the gains and losses of investment funds designated by the company and selected by the participant. Distributions from the Plan will be made in the manner and at the time previously prescribed by the Plan without regard to the termination of the Plan.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Dolby Laboratories, Inc. Senior Executive Supplemental Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ Martin A. Jaffe
Martin A. Jaffe
Executive Vice President, Business and Finance

Date: August 3, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dolby Laboratories, Inc. Senior Executive Supplemental Retirement Plan.

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